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                                                                    Exhibit 3(f)
                         AMENDMENT TO RIGHTS AGREEMENT

     Reference is made to that certain Rights Agreement dated as of September 1, 1995, (the "Agreement") between Organogenesis Inc., a Delaware Corporation (the "Company"), and American Stock Transfer & Trust Company, a New York corporation, as Rights Agent (the "Rights Agent").

     This Amendment to the Rights Agreement (the "Amendment") is made as of this 19th day of March, 1999 by and between the Company and the Rights Agent. Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

     WHEREAS, the Board of Directors of the Company has been advised by legal counsel that certain provisions of the Agreement may no longer comport with the law of the Commonwealth of Massachusetts;

     WHEREAS, the parties hereto desire to amend the Agreement to reflect the modifications to the law which governs the provisions amended herein.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1. The Agreement is hereby amended by deleting in its entirety subparagraph "(i)" of Section 1 and inserting the language "Intentionally Omitted."

     2. The Agreement is hereby amended by deleting in its entirety subparagraph "(1,)" of Section 1 and inserting the language "Intentionally Omitted."

     3. The Agreement is hereby amended by deleting the following language from lines 8 and 9 of subparagraph (a)(ii) of Section 11.

          "(unless pursuant to a Permitted Offer)".

     4. The Agreement is hereby amended by deleting the following language from lines 2 and 3 and lines 4 and 5 of subparagraph (a) ofSection23:

          "the tenth day following".

     5. The Agreement is hereby amended by deleting the following language from lines 12, 13 and 14 of subparagraph(a) ofSection24:

          "Notwithstanding the foregoing, the Board of Directors may effect such an exchange only if there are at least two Continuing Directors then in office and a majority of such Continuing Directors concur with such exchange."
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     6.   The Agreement is hereby amended by deleting the following language from lines 16,17,18 and 19 of clause (iii) ofSection27:

          "(which shortening or lengthening shall be effective only if there are at least two Continuing Directors then in office and shall require the concurrence of a majority of such Continuing Directors)".

     7. Except as amended hereby, the Agreement remains in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Rights Agreement to be executed as of the date first above written.

               ORGANOGENESIS INC.
               a Delaware corporation

               By:____________________________

               Title:_________________________



               AMERICAN STOCK TRANSFER & TRUST COMPANY
               a New York corporation

               By:____________________________

               Title:_________________________

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